Exhibit 5.1

Fort Lauderdale
Jacksonville
Los Angeles
Madison
Miami
New York
Orlando
Tallahassee
Tampa
Tysons Corner
Washington, DC
West Palm Beach
One Southeast Third Avenue
25th Floor
Miami, Florida 33131-1714
www.akerman.com
305 374 5600 tel       305 374 5095 fax

June 2, 2008
Catalyst Pharmaceutical Partners, Inc.
355 Alhambra Circle
Suite 1370
Coral Gables, Fl 33134

Re:	Registration Statement on Form S-8 for Catalyst Pharmaceutical Partners, Inc. 2006 Stock Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel to Catalyst Pharmaceutical Partners, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company of up to 2,188,828 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to restricted stock grants, stock option awards and other equity awards (“Awards”) granted or to be granted under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”).
     In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the 2006 Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed

June 2, 2008

reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.
     Based upon the foregoing examination, we are of the opinion that assuming that (i) the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance pursuant to the 2006 Plan and (ii) the consideration, if any, required to be paid in connection with the issuance of underlying shares of Common Stock issued pursuant to Awards is actually received by the Company as provided in any such Award, the shares of Common Stock issued pursuant to the 2006 Plan will be duly and validly issued, fully paid and nonassessable.
     This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.
     We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission. We further consent to your filing of this opinion as exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,
/s/ Akerman Senterfitt
AKERMAN SENTERFITT